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Exhibit 5.2

October 8, 2010

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
185 45 Piraeus
Greece

RE:    Danaos Corporation—Registration Statement on Form F-3

Ladies and Gentlemen:

        We are acting as special U.S. counsel to Danaos Corporation, a Marshall Islands company (the "Company"), in connection with the filing of the Registration Statement on Form F-3 (the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the "Act"), with the U.S. Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the proposed offering and sale of up to 19,958,110 shares (the "Shares") of the Company's common stock, par value $0.01 per share, that may be sold by or on behalf of certain selling stockholders of the Company or their donees, pledgees, transferees or other successors in interest. Each Share includes a preferred stock purchase right (the "Rights") under the Stockholder Rights Agreement made and entered into as of September 18, 2006 (the "Stockholder Rights Agreement") by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the "Rights Agent"), as amended.

        In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the Stockholder Rights Agreement and (iv) such other documents and records as we have deemed necessary.

        With your permission, for the purposes of the opinion expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

        We have also assumed for purposes of our opinion that (i) the Rights Agent has the requisite organizational and legal power and authority to enter into and perform its obligations under the Stockholders Rights Agreement, (ii) the Stockholders Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and (iii) the Stockholders Rights Agreement constitutes a valid and binding obligation of the Rights Agent.

        Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

        To the extent governed by the laws of the State of New York, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and the Rights constitute valid and binding obligations of the Company.

        The opinion set forth above is subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

        We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. For purposes of this opinion, we have, with your permission, relied upon the opinion addressed to you dated the date hereof from Watson, Farley & Williams (New York) LLP as to all matters of law covered therein relating to the laws of the Republic of the Marshall Islands.

        We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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  Exhibit 5.2